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                                     FORM 15

      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities

        Exchange Act of 1934 or Suspension of Duty to File Reports Under

          Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 001-25491


                             SILKNET SOFTWARE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 50 PHILLIPPE COTE STREET, MANCHESTER, NH 03101
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $.01 PAR VALUE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(ii)      [ ]
        Rule 12g-4(a)(2)(ii)      [ ]           Rule 15d-6                [ ]
        Rule 12h-3(b)(1)(i)       [ ]


     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Silknet Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  April 19, 2000             By: /s/ Patrick J. Scannell, Jr.
                                      ----------------------------------------
                                      Patrick J. Scannell, Jr.
                                      Vice President, Chief Financial Officer,
                                      Treasurer and Secretary